Exhibit 10.2

November 15, 2016

Revan Schwartz
 [ADDRESS]

Dear Mr. Schwartz,

On behalf of Integrity Applications, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Board of Directors of the Company (the “Board”) as a director, effective as of November 15, 2016.

As a member of the Board, you will be entitled to compensation under the Board’s recently approved compensation package for non-employee directors, consisting of: (a) an annual cash fee in the amount of $15,000, payable in four equal quarterly installments of $3,750 each on the last day of each calendar quarter commencing on February 15, 2017, subject to your continued service as of each such date; and (b) a grant of a one-time award of options to purchase up to an aggregate of 26,666 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.50 per share, under and pursuant to the Company’s 2010 Incentive Compensation Plan, as amended, which options shall vest in eight equal quarterly installments of 3,333.25 each, subject to your continued service as of each such date, commencing on February 15, 2017.  You will also be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with your service on the Board, in accordance with the Company’s reimbursement policies, which the Company may amend from time to time. In addition, as a member of the Board, you will be added to the Company’s Director and Officer Liability Policy.  A copy of such policy is available for your review upon request.

The Board has already approved your appointment.  If you agree to serve on the Board, your term as a director will commence on November 15, 2016.  Your initial term of office will continue until the 2016 Annual Meeting of Stockholders.  At such time you will be eligible to be nominated for election to an additional 1-year term. If you are not re-elected, your term of office will expire at the 2016 Annual Meeting and when your successor is elected and qualified.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

[Signature Page Follows]

Sincerely, Integrity Applications, Inc. By: /s/ Avner Gal Name: Avner Gal Title: Chief Executive Officer

Accepted as of November 15, 2016 by:

____/s/ Revan Schwartz________
          Revan Schwartz